Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

November 9, 2017

Pieris Pharmaceuticals, Inc.

255 State Street, 9th Floor

Boston, MA 02109

Ladies and Gentlemen:

We have acted as counsel to Pieris Pharmaceuticals, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,125,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 500,000 shares of Common Stock issuable upon the exercise of a non-qualified stock option granted to Claude Knopf, Senior Vice President and Chief Business Officer of the Registrant, on November 28, 2016, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Mr. Knopf as an inducement material to his entering into employment with the Registrant (the “Knopf Option Agreement”), (ii) 450,000 shares of Common Stock issuable upon the exercise of a non-qualified stock option granted to Allan Reine, M.D., Senior Vice President and Chief Financial Officer of the Registrant, on August 9, 2017, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Dr. Reine as an inducement material to his entering into employment with the Registrant (the “Reine Option Agreement”) and (iii) 175,000 shares of Common Stock issuable upon the exercise of a non-qualified stock option granted to Ingmar Bruns, M.D., Ph.D., Vice President of Clinical Development of the Registrant, on October 12, 2017, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Dr. Bruns as an inducement material to his entering into employment with the Registrant (the “Bruns Option Agreement” and, collectively with the Knopf Option Agreement and the Reine Option Agreement, the “Option Agreements”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

As the counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Option Agreements, as applicable.

Our opinion is limited to the general corporate laws of the State of Nevada and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

November 9, 2017

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the terms of Option Agreements, as applicable, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.